Exhibit 5.1

RUI Holdings Inc	Email vchan@applebyglobal.com
3-212 Governors Square,
23 Lime Tree Bay Avenue,	Direct Dial (852) 2905 5759
P.O. Box 30746, Seven Mile Beach,	Tel (852) 2523 8123
Grand Cayman KY1-1203,
Cayman Islands
(Addressee)	Appleby Ref 471621.0001

13 August 2026

Dear Sirs

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Kitty Chan

Vincent Chan

Chris Cheng

Richard Grasby

Judy Lee

Michael Makridakis

John McCarroll SC

Lorinda Peasland

Eliot Simpson

Freya Xu

RUI Holdings Inc (Company)

INTRODUCTION

We act as Cayman Islands legal adviser to the Company, and this opinion as to Cayman Islands law is addressed to you in connection with Company’s filing of amendment No.1 to a registration statement on Form F-1, including all amendments or supplements thereto (Registration Statement), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (Commission) under the United States Securities Act of 1933 (as amended) (Act), relating to the offering (Offering) of up to 300,000 class A ordinary shares of par value US$0.0001 each in the share capital of the Company by the Company (Offer Shares) and 6,092,500 class A ordinary shares of par value US$0.0001 each in the share capital of the Company by certain shareholders of the Company. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

We are furnishing this opinion letter as Exhibits 5.1 and 23.2 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1. We have not examined any other documents.

For the purposes of giving this opinion we have carried out the Litigation Search described in Part 2 of Schedule 1.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.

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LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

This opinion is given solely for the benefit of the Addressee in connection with the matters referred to herein and, except with our prior written consent it may not be transmitted or disclosed to or used or relied upon by any other person or be relied upon for any other purpose whatsoever.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company duly incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity.

2.	Authorised Share Capital: Based solely on our review of the Constitutional Documents and the Certificate of Incumbency, as of 6 May 2026, the authorised share capital of the Company was US$50,000.00 divided into 450,000,000 Class A ordinary shares of par value US$0.0001 each and 50,000,000 Class B ordinary shares of par value US$0.0001 each.

3.	Issue of Shares: The allotment and issue of the Offer Shares by the Company have been duly authorised, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the Resolutions, the Offer Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Offer Shares).

4.	Disclosure: The statements under the heading “Dividend Policy”, “Description of Share Capital”, “Material Income Tax Consideration – Cayman Islands Taxation” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects. The statements under the heading “Taxation — Cayman Islands Taxation” in the Registration Statement constitute our opinion.

5.	Withholding Taxes: The Company is not required under Cayman Islands law to make any deduction or withholding for or on account of any tax from any payment to be made in respect of the Offering.

6.	Winding Up and Litigation: Based solely upon the Litigation Search:

(a)	no court proceedings are pending against the Company; and

(b)	no court proceedings have been started by or against the Company for the liquidation, winding-up or dissolution of the Company or for the appointment of a liquidator, receiver, trustee or similar officer of the Company or of all or any of its assets.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included by reference in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Appleby

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Schedule 1

Part 1

Documents Examined

1.	A scanned copy of the certificate of incorporation of the Company issued on 17 February 2025 (Certificate of Incorporation).

2.	Scanned copies of the amended and restated memorandum and articles of association (adopted on 20 November 2025) of the Company (together the Constitutional Documents).

3.	Scanned copies of the memorandum and articles of association (dated 17 February 2025) of the Company.

4.	Scanned copies of the written resolutions of the sole director of the Company dated 20 November 2025 and the unanimous written resolutions of the directors dated 19 April 2026 (Resolutions).

5.	A scanned copy of the register of directors and officers of the Company (Register of Directors and Officers).

6.	A scanned copy of the register of members of the Company (Register of Members).

7.	A scanned copy of the certificate of incumbency of the Company dated 6 May 2026, issued by the Cayman registered office provider (Certificate of Incumbency).

8.	A scanned copy of the certificate of good standing of the Company dated 6 May 2026, issued by the Cayman Registrar (Certificate of Good Standing).

9.	A scanned copy of the registration statement on Form F-1 as confidentially submitted with the Commission on 22 May 2026 and as amended and supplemented from time to time (Registration Statement).

10.	A scanned copy of the amendment No.1 to the Registration Statement submitted with the Commission on 13 August 2026.

11.	A scanned copy of the results of the Litigation Search.

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Part 2

Search

A search of the entries and filings shown and available for inspection in respect of the Company in the Register of Writs and other Originating Process maintained at the Clerk of the Courts Office in George Town, Cayman Islands for the period of one year preceding such search as revealed by a search conducted as on 14 May 2026 (Litigation Search).

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Schedule 2

Assumptions

We have assumed:

1.	that:

(a)	the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and

(b)	the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that each of the documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

3.	that there has been no change to the information contained in the Certificate of Incorporation and the Certificate of Incumbency and that the Constitutional Documents remain in full force and effect and are unamended;

4.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any document executed by the Company are the signatures and initials of a person or persons authorised by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such document;

5.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

6.	that the documents do not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

7.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the documents and any correspondence submitted to us;

8.	the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;

9.	that none of the Company’s sole director or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

10.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Act (as revised) of the Cayman Islands (Companies Act) in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

11.	that

(i)	the Resolutions were duly passed and adopted in accordance with the law and the Constitutional Documents;

(ii)	all interests of the director(s) of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents;

(iii)	the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and

(iv)	the director(s) of the Company have concluded that the entry by the Company into documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company and for a proper purpose of the Company;

12.	that the Register of Directors and Officers and the Certificate of Incumbency accurately reflect the names of all the directors and officers of the Company and the Register of Members and the Certificate of Incumbency accurately reflect the names of all the shareholders of the Company, as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

13.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Resolutions or restrict the powers and authority of the sole director of the Company in any way which would affect opinions expressed herein;

14.	that the carrying out each of the transactions referred to in the Resolutions will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;

15.	that any applicable escrow conditions have been met; and

16.	that the sole director or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

2.	Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

3.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

4.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act, and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

5.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act, at the instance of a creditor thereby prejudiced.

6.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

7.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

8.	Issue of shares: The English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, provided that (i) in the event of a misrepresentation by a company on which a shareholder relied in agreeing to subscribe for shares in such company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation; (ii) such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement; and (iii) that a shareholder may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement (The Rule of Houldsworth). The Rule of Houldsworth was expressly not followed by the Cayman Islands Grand Court in a first instance decision (currently under appeal). Our assessment is that the Rule of Houldsworth as framed above is of questionable status in the Cayman Islands and if a company enters winding up (whether voluntarily or compulsorily) a shareholder would not necessarily lose the right to rescind the share subscription agreement.

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